AMENDMENT

TO

EMPLOYMENT AGREEMENT

(Thomas F. Connerty)

AMENDMENT, dated as of May 14, 2008, between NutriSystem, a Delaware corporation (the "Company"), and Thomas F. Connerty (the "Employee").

RECITALS

WHEREAS, the Company and the Employee previously entered into an Employment Agreement, dated November 30, 2007 (the "Employment Agreement"), that sets forth the terms and conditions of the Employee's employment with the Company;

WHEREAS, the Employee desires to reduce his position and responsibilities with the Company as its Executive Vice President, Program Development and Chief Marketing Officer so that he will be employed as a Marketing Advisor and to make certain changes to the Employment Agreement to reflect the Employee's change in position and responsibilities;

WHEREAS, the Company has agreed to the terms of the Employee's change in position and responsibilities with the Company; and

WHEREAS, Section 16 of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written amendment between the Employee and the Company.

NOW, THEREFORE, the Company and the Employee, each intending to be legally bound hereby, agree that the Employment Agreement shall be amended as follows:

    Employment. Section 2 of the Employment Agreement is hereby amended in its entirety to read as follows:

    "The Employee shall be employed as a Marketing Advisor and shall perform duties consistent with this position as are assigned by the Company's most senior marketing officer or the Chief Executive Officer, including responsibility for providing marketing support for the Company's television advertising campaigns. The Employee shall report directly to the Company's most senior marketing officer and shall not be an executive officer of the Company."

    Term. Section 4 of the Employment Agreement is hereby amended in its entirety to read as follows:

    "The Employee's employment with the Company and the term of employment under this Agreement begins on the Effective Date and ends at the close of business on April 1, 2009 (the "Employment Term")."

    Bonus. Section 7 of the Employment Agreement is hereby amended in its entirety to read as follows:

    "The Employee shall be not eligible for any bonus during the Employment Term for the period after December 31, 2007."

    Total Disability. Subsection (b) of the first paragraph of Section 10 of the Employment Agreement is hereby amended to read as follows:

    "(b) a lump sum payment equal to one month of Salary,"

    Termination without Cause by the Company. Paragraphs (1) through (6) of Section 13 of the Employment Agreement are hereby amended in their entirety to read as follows:

    "(1) the Company will pay to the Employee a lump sum severance payment in the amount equal to (i) the Salary for period from the date of termination to the end of the Employment Term, and (ii) the value of the premium cost to the Company to continue the Employee on the Company's group life and AD&D policy for the period from the date of termination to the end of the Employment Term; and

    (2) the Employee's group healthcare coverage will be continued for the period from the date of termination to the end of the Employment Term, at the Employee's normal contribution rates; and

    (3) the next tranche of the Employee's outstanding restricted common stock that is scheduled to vest after the date of termination will become vested on the date of termination; and

    (4) the Employee and the Company will enter into a mutual general release."

    Amendment of Stock Grant. With respect to the Stock Grant (as defined in the Employment Agreement) originally delivered by the Company to the Employee on November 30, 2007, the Employee hereby waives any right, title, interest or claim to the restricted shares with vesting dates after the Employment Term. The Stock Grant shall be amended to reflect the foregoing sentence in accordance with the terms and conditions set forth in the Amendment to Stock Award Agreement attached as Appendix A hereto.
    Nondisclosure and Noncompete Agreement. The first paragraph of Section 2(a) of the Nondisclosure and Noncompete Agreement for Management Employees dated November 30, 2007, between the Employee and the Company is hereby amended to read as follows:

    "EMPLOYEE agrees that he will not at any time during the term of his employment and during the period from the termination of his employment until the earlier of April 1, 2010 or 18 months after the termination of his employment, within the United States, become associated directly or indirectly for himself or as an agent on behalf of, or be employed in, act as a consultant to, or as a director of, or in connection with any person, partnership, association or corporation, engaged in, a business substantially similar to or competitive with the present business of NS or such other business activity in which NS may engage during the term of his employment."

    Effect on Employment Agreement. In all respects not modified by this Amendment, the Employment Agreement is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company and the Employee agree to the terms of the foregoing Amendment, effective as of the date first written above.

NUTRISYSTEM, INC.

By: /s/ Joseph M. Redling

Name: Joseph M. Redling

Title: President and Chief Executive Officer

EMPLOYEE:

/s/ Thomas F. Connerty

Name: Thomas F. Connerty